Exhibit 99.2

UPD Holding Corp.

Pro Forma Condensed Combined Financial Statements

(Unaudited)

In February 2021, through a Stock Exchange Agreement (“Exchange Agreement”) in which 100% of the outstanding shares of Vital Behavioral Health Inc were acquired via the issuance of 16,840,000 shares of restricted common stock, the Company acquired the assets and assumed the liabilities of Vital and its two wholly owned subsidiaries; VBH Frankfort LLC (“VBHF”) and VSL Frankfort LLC (“VSLF”). The Company did not incur material acquisition costs associated with the Exchange Agreement.

The following table represents the fair value of the consideration paid allocated to the assets and liabilities acquired in applying the acquisition method for the completion of the Vital business combination:

Description	As of February 16, 2021
Fair value of 16,840,000 shares of restricted common stock	$522,040
Lease liabilities	52,787
Other current liabilities	27,475
Notes payable forgiven	(122,250)
Total consideration	$480,052

Cash	10,284
Right of use assets	52,787
Goodwill	416,981
Total assets acquired	$480,052

Through the Vital acquisition, the Company intends to operate multiple facilities in the U.S. that will focus on substance abuse treatment and offer various programs that help provide a continuum of care to its patients. VBHF is intended to operate as an out-patient substance abuse treatment facility in Frankfort, Kentucky. VSLF is intended to offer sober-designated living quarters for individuals who are in recovery. Each of Vital, VBHF, and VSLF are in the early development stage and have not received any operational licenses or permits through the date of this report.

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the acquisition of Vital on UPD Holding Corp’s historical results of operations:

•	Unaudited condensed combined balance sheets as of December 31, 2020.
•	Unaudited condensed combined statements of operations for the six months ended December 31, 2020.

The historical condensed consolidated financial information of UPD Holding Corp has been adjusted in the Unaudited Pro Forma Financial Information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the consolidated statement of operations, expected to have a continuing impact on the combined results of UPD Holding Corp. and the Acquisition. The following unaudited pro forma condensed combined balance sheets and statements of operations have been prepared assuming the Acquisition had been completed on July 1, 2020, the first day of UPD Holding Corp’s fiscal year. The Unaudited Pro Forma Financial Information has been adjusted with respect to certain aspects of the Acquisition to reflect the consummation of the Acquisition.

The Unaudited Pro Forma Financial Information was prepared in accordance with the regulations of the United States Securities and Exchange Commission (SEC), and is not necessarily indicative of the financial position or results of operations that would have occurred if the Acquisition had been completed on the dates indicated, nor is it indicative of the consolidated future operating results or financial position of the Consolidated Company. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information does not reflect events that may occur after the Acquisition, including, but not limited to, the anticipated realization of any ongoing savings from operating synergies. It also does not give effect to the costs necessary to achieve these savings and synergies.

UPD Holding Corp.

Unaudited Pro Forma Condensed Combined Statements of Operations

	UPD Holding Corp	Vital Behavioral Health Inc.			Pro Forma Combined
	December 31,	December 31,	Pro Forma		December 31,
	2020	2020	Adjustment		2020
ASSETS
Current assets:
Cash and cash equivalents	$60,328	$5,206			$65,534
Note receivable	—	101,500	(101,500)	A	—
Total current assets	60,328	106,706			65,534
Property and equipment, net	—	—	5,303	B	5,303
Right of use asset	—	—	52,787	C	52,787
Goodwill	—	—	416,981	D	416,981
Total assets	$60,328	$106,706			$540,605

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$5,848	$55,176			$61,024
Accrued interest	80,987	—	(1,500)	A	79,487
Convertible notes payable	115,000	—			115,000
Notes payable	194,560	—	(100,000)	A	94,560
Lease liabilities	—	—	29,804	C	29,804
Total current liabilities	396,395	55,176			379,875
Lease liabilities, net of current portion	—	—	22,983	C	22,983
Total liabilities	396,395	55,176			402,858

Commitments and Contingencies
Stockholders' deficit
Common stock, $0.005 par value; 200,000,000 shares authorized and 193,690,907 issued and outstanding at December 31, 2020	884,255	4	84,200	E	968,459
Additional paid-in-capital	1,953,152	111,071	338,084	E	2,402,307
Accumulated deficit	(3,173,474)	(59,545)			(3,233,019)
Total stockholders' deficit	(336,067)	51,530			137,747
Total liabilities and stockholders' deficit	$60,328	$106,706			$540,605

A	On October 1, 2020 Vital issued a note payable to UPD Holding Corp. which was forgiven upon completion of the acquisition of Vital.

B	Estimated fair value of furniture and equipment on the acquisition date.

C	Estimated fair value of the acquired operating lease with a commencement date of February 1, 2021.

D	Estimated fair value of goodwill on the date of acquisition.

E	Estimated fair value of the 16,840,000 shares of restricted common stock issued for the acquisition of Vital, net of Vital's previous capital balance.

UPD Holding Corp.
Unaudited Pro Forma Condensed Combined Statements of Operations

	UPD Holding Corp. for the six months ended	Vital Behavioral Health Inc. for the period of Inception on October 1, 2020 to		Pro Forma Combined for the six months ended
	December 31,	December 31,		December 31,
	2020	2020		2020
Revenues:
Net revenue	$—	$—		$—

Operating costs and expenses:
Professional fees	67,186	5,000		72,186
General and administrative	5,192	56,045		61,237
Total operating costs and expenses	72,378	61,045		133,423

Operating loss	(72,378)	(61,045)		(133,423)

Interest expense, net	(9,849)	1,500	F	(8,349)
Other income, net	(23,402)	—		(23,402)
Loss from continuing operations, before income taxes	(105,629)	(59,545)		(165,174)
Benefit from income taxes	10,852	—		10,852
Loss from continuing operations	(94,777)	(59,545)		(154,322)

Discontinued operations:
Gain sale of discontinued operations, net of tax	240,312	—		240,312
Income from discontinued operations, net of tax	240,312	—		240,312
Net income (loss)	$145,535	$(59,545)		$85,990

Basic and diluted earnings (loss) per share from:
Continuing operations	$(0.00)	$-		$(0.00)
Discontinued operations	0.00	-		0.00
Basic and diluted earnings (loss) per share from:	$(0.00)	$—		$(0.00)

Weighted average shares outstanding
Basic and diluted	189,290,907	—		189,290,907

F	Vital Behavioral Health Inc. and its wholly owned subsidiaries were formed on October 1, 2020.